UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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☐  Soliciting Pursuant to § 240.14a-12

First State Bancorporation

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FIRST STATE BANCORPORATION

7900 JEFFERSON NE

ALBUQUERQUE, NEW MEXICO 87109

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 22, 2009

Dear Shareholder:

You are invited to attend the Annual Meeting of First State Bancorporation. We will hold our Annual Meeting at 9:00 a.m. Mountain Daylight Time on June 3, 2009 at the Albuquerque Marriott Pyramid North – Kokopelli Room, 5151 San Francisco NE, Albuquerque, New Mexico, 87109.

The purposes of the Annual Meeting are:

1.	To elect four directors to hold office for a term ending at the 2010 annual meeting or until their successors are duly elected and qualified.

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2009.

3.	To transact any other business which may properly come before the meeting.

Important notice regarding availability of proxy materials for the Annual Meeting to be held on June 3, 2009: The proxy statement for the Annual Meeting, the form of proxy and the annual report to shareholders for the 2008 year are available at the Company’s website at www.fcbnm.com “Investor Relations.”

If you plan to attend the Annual Meeting in person and require directions to the Annual Meeting, you may contact Valerie Pagliaro at 505-241-7111 for assistance.

I look forward to seeing you at the Meeting.

Sincerely,

Michael R. Stanford
President and Chief Executive Officer

The form of proxy is enclosed. To assure that your shares will be voted at the meeting, please complete and sign the enclosed proxy and return it promptly in the enclosed, postage prepaid, addressed envelope. No additional postage is required if mailed in the United States. If you wish, you may follow the instructions on the proxy card to vote by telephone or internet. The giving of a proxy will not affect your right to vote in person if you attend the Annual Meeting.

PROXY STATEMENT

FIRST STATE BANCORPORATION

7900 JEFFERSON NE

ALBUQUERQUE, NEW MEXICO 87109

April 22, 2009

INTRODUCTION

First State Bancorporation is furnishing this proxy statement in connection with the solicitation by the Board of Directors of First State Bancorporation (“First State,” the “Company,” “we,” “our,” or similar terms) of proxies to be voted at the Annual Meeting of Shareholders (the “Meeting”) to be held on June 3, 2009, at 9:00 a.m. Mountain Daylight Time at the Courtyard by Marriott, Journal Center, 5151 Journal Center Boulevard NE, Albuquerque, New Mexico, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are first being sent to shareholders beginning on or about May 4, 2009.

INFORMATION ON VOTING

Who can vote?

Only holders of record of common stock at the close of business on April 17, 2009 will be entitled to vote at the Meeting. On April 17, 2009 there were 20,549,520 shares of common stock outstanding. Each record holder of common stock will be entitled to one vote for each share of common stock held of record. A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any Company shareholder at the Company’s headquarters at 7900 Jefferson NE, Albuquerque, New Mexico, for purposes germane to the Annual Meeting, during normal business hours for a period of ten days prior to the Annual Meeting.

What is the difference between a “shareholder of record” and a “street name” holder?

The terms, “shareholder of record” and “street name”, describe how you hold your shares. If your shares are registered directly in your name with American Stock Transfer, our transfer agent, you are a “shareholder of record.” However, if your shares are held in the name of a broker, bank, trust or other nominee you are a “street name” holder.

How can I vote?

If you are a shareholder of record you may vote in person at the Meeting or by proxy. Instructions for voting by mail, phone and internet are on your proxy card. We recommend that you vote by proxy even if you plan to attend the Meeting.

If your shares are held in street name, then the broker or other nominee is considered to be the shareholder of record with respect to those shares. However, you are considered to be the beneficial owner of those shares. Street name holders generally cannot vote their shares directly and must instead instruct their broker, bank, trust, or other nominee how to vote their shares. Your broker or other nominee could vote your shares without your instructions on the proposals for the election of directors and the ratification of KPMG LLP as the independent registered public accounting firm, but is not required to do so. If you hold your shares in street name, to be sure your shares are voted, you should instruct your broker or other nominee to vote your shares in accordance with your wishes.

What is a proxy?

A “proxy” is a document authorizing another person to vote in your place to decide corporate matters. The persons appointed in our proxy to vote for you are officers of the Company. The persons named in the proxy card are referred to as proxy holders.

How can I change my vote?

If you are a shareholder of record you may change your vote by delivering another proxy to us in accordance with the instructions on the proxy card before voting occurs at the Meeting or by voting in person at the Meeting. In addition, you may revoke your proxy by notifying First State’s Secretary in writing any time before voting occurs at the Meeting or by notifying First State in person at the Meeting. If you hold your shares in street name, you must contact your broker or other nominees regarding how to revoke your proxy and change your vote.

How will my shares be voted?

The proxy holder will vote your shares in the manner that you direct on the proxy card. Where you do not make specific choices on the proxy card, the shares represented by a valid proxy will be voted as recommended by our Board of Directors on all matters. Should any business matter not described in this proxy statement be properly presented at the Meeting, the persons named in the proxy card will vote in accordance with their judgment and in the manner they believe to be in the best interest of First State. The Board of Directors knows of no matter, other than the election of director nominees listed in this proxy statement and the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, that may be presented at the Meeting.

You are urged to sign and return your proxy card promptly to make certain your shares will be voted at the Meeting. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States. You may also vote by phone or by internet in accordance with instructions on the card.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld, abstentions and broker non-votes are counted for quorum purposes and will have the same effect as a negative vote on each matter.

What vote is required to approve each proposal?

A quorum is necessary to conduct the business of the Meeting. This means that holders of a majority of the outstanding shares of common stock must be represented at the Meeting, either by proxy or in person. If a quorum is present at the Meeting, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Meeting is required:

•	to elect each of the four nominees as directors;

•	to ratify the appointment of KPMG LLP for 2009; and

•	to approve other proposals if properly presented at the Meeting.

We have no cumulative voting for directors.

Who will solicit proxies?

We may solicit proxies by any appropriate means including mail, in person, by telephone, by internet, by telegram or other electronic means. Our directors, officers, employees and employees of our subsidiary, First Community Bank, may solicit proxies without compensation. We make arrangements with brokers, banks, trusts or other nominees that are record owners of our stock to forward proxy soliciting material to the beneficial owners of the stock and we will reimburse them for reasonable expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

The proxy holders will vote all of the shares of the Company’s Common Stock represented by valid proxies received from shareholders for the nominees for directors named below, unless the proxy withholds authority. Each nominee for director has consented to his or her nomination and to serve if elected. Each director is to be elected for a one year term. If any nominee is unable to serve, the proxies will be voted to elect any other person as director whom the Board of Directors recommends in the place of that nominee.

Nominees for Election at 2009 Annual Meeting

Name	Age	Position with Company
Michael R. Stanford	56	President, Chief Executive Officer, and Director
Nedra J. Matteucci	59	Director
Lowell A. Hare	58	Director
A. J. (Jim) Wells	69	Director

Michael R. Stanford, a Director of the Company since its organization in 1988, is President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of First Community Bank since 1988. Mr. Stanford’s entire career has been in the banking industry. Prior to joining First Community Bank in 1987, Mr. Stanford spent five years with New Mexico Banquest Corporation as Senior Vice President in charge of loan administration. In addition to his other duties, Mr. Stanford is a member of the Executive Committee. Mr. Stanford is a past Chairman of the United Way of Central New Mexico, and is involved in a variety of leadership positions in civic organizations.

Nedra J. Matteucci, a Director of the Company since October 2003, is President of Matteucci Galleries, Inc., which does business as Nedra Matteucci Galleries and Morningstar Gallery in Santa Fe, New Mexico. Nedra Matteucci Galleries is one of the largest galleries in the United States dealing in 19th and 20th Century American art. Morningstar Gallery specializes in museum quality Native American art. Ms. Matteucci is owner of Nedra Matteucci Fine Art located in Santa Fe, New Mexico specializing in contemporary Southwestern art. She serves on the Company’s Compensation Committee and Nominating Committee. She has served on First Community Bank’s Santa Fe Advisory Board since 1998 and was a member of the Board of Directors of the Bank of America, New Mexico from 1991 to 1996. She is active in civic affairs on a local and national level and has been an officer and director of numerous non-profit community organizations.

Lowell A. Hare, a Director of the Company since December 2002, is Vice President and Chief Financial Officer and a Director of Journal Enterprises, Inc. of Albuquerque, New Mexico, a publishing and real estate development company. He is also managing general partner of H&L Investment Company of Greenwood Village, Colorado, a real estate and general investment company. Mr. Hare is a Certified Public Accountant and a member of Financial Executives International. He is a member of the Audit Committee, the Compensation Committee, and the Executive Committee, and is the Presiding Director for meetings of the Company’s independent directors. Mr. Hare previously was Executive Vice President and Chief Financial Officer and a Director of Energy Management Company and a Senior Tax Manager with Arthur Andersen, LLP in the Denver and Salt Lake City offices. Mr. Hare is active on a number of community boards and commissions.

A.J. (Jim) Wells, a Director of the Company since August 2002, is the past President and Chairman of two boards governing Telluride Mountain Village roads, utilities, common areas, conference center, and gondola operations. He was also a consultant to the Telluride Ski & Golf Resort. Mr. Wells is Chairman of the Audit Committee and a member of the Executive Committee. Mr. Wells previously served as a Town Councilman in Avon, Colorado, and President of Telluride Ski & Golf Company. Mr. Wells is an inactive certified public accountant and currently involved in real estate investments.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES

FOR THE BOARD OF DIRECTORS

Current Directors Serving until 2010 Annual Meeting

Name	Age	Position with Company
H. Patrick Dee	54	Executive Vice President, Chief Operating Officer, Treasurer, and Director
Leonard J. DeLayo, Jr.	59	Chairman of the Board
Kathleen L Avila	64	Director

H. Patrick Dee has been a Director of the Company since 1991 and presently serves as Executive Vice President, Chief Operating Officer, and Treasurer of the Company, and President and Chief Operating Officer of First Community Bank, a position he has held since May 2001. Mr. Dee serves on the Executive Committee. From December 1991 to May 2001, Mr. Dee was Executive Vice President of First Community Bank. Prior to joining the Company, Mr. Dee spent four years with New Mexico Banquest Corporation and, after its acquisition by Livingston & Co. Southwest, LP in 1988, with National Bank of Albuquerque. Mr. Dee is active in community affairs and is currently President of the New Mexico Bankers Association.

Leonard J. DeLayo, Jr., a Director of the Company since November 1993, was elected Chairman of the Board in July of 2000. In addition to his other duties, Mr. DeLayo is Chairman of the Executive Committee. Mr. DeLayo has previously served as a member of the Company’s Audit and Compensation Committees. Mr. DeLayo served as a director of First Community Bank from 1988 to January 1992. Mr. DeLayo has been engaged in a general corporate and commercial law practice in New Mexico since 1974 and is the President and sole shareholder of Leonard J. DeLayo, Jr., P.C., which currently provides legal services to the Company and First

Community Bank as retained counsel. Mr. DeLayo was appointed in November 2007 to be the Executive Director of the New Mexico Foundation for Open Government, a nonprofit organization established to insure public access to government decision making. Mr. DeLayo was elected to the Albuquerque Public Schools Board of Education in 1987, served five terms as President, and in March 2007 did not seek reelection after serving 20 years on the Board of Education. See “Certain Business Relationships – Legal Services.”

Kathleen Avila, who was appointed Director of the Company in March 2007, is the owner and managing partner of Avila Retail. Avila Retail sells American arts and crafts, including Native American jewelry, at 23 retail locations including airports in Albuquerque, Denver and Phoenix. Her business has received numerous awards for retail accomplishments. She has served on the First Community Bank Albuquerque Advisory Board since September 2000. Ms. Avila is the Chairwoman of the Nominating Committee, a member of the Executive Committee, and a member of the Audit Committee. She has served as a director of the Denver branch of the Federal Reserve and was Chairwoman of the Greater Albuquerque Chamber of Commerce. She is active in civic affairs and has been an officer and director of numerous non-profit community organizations.

Current Directors Serving until 2011 Annual Meeting

Name	Age	Position with Company
Daniel H. López, Ph.D.	63	Director
Linda S. Childears	59	Director
Michael J. Blake	53	Director
Garrey E. Carruthers, Ph.D.	69	Director

Daniel H. López, Ph.D., a Director of the Company since July 2005, has served as President of New Mexico Institute of Mining and Technology since 1993. Prior to assuming the presidency of New Mexico Tech, Dr. López was responsible for institutional development at New Mexico Tech and has held administrative and finance functions in state government. He also serves as President of the Council of University Presidents, an association of New Mexico four-year college presidents. Dr. López is the Chairman of the Compensation Committee, a member of the Executive Committee, and a member of the Audit Committee. He is the recipient of many awards for service and is active in business development and community affairs throughout the state.

Linda S. Childears, a Director of the Company since July 2007, is President and CEO of the Daniels Fund. Prior to joining the Daniels Fund, Ms. Childears served as President and CEO of Young Americans Bank since its inception in 1987. Young Americans Bank is the world’s only bank specifically designed for young people under the age of 21. Ms. Childears’ has also held numerous other leadership roles in the banking industry including Vice President of First National Bancorporation, President of Equitable Bank of Littleton, and President of the Financial Consortium, a banking consultancy. She has served the banking industry as a board member for the Colorado Bankers Association, Graduate School of Banking at Colorado, Colorado Student Loan Program, and as Chairman of the American Bankers Association Education Foundation. She is active on many community boards. Ms. Childears is a member of the Company’s Compensation Committee.

Michael J. Blake is founder and current President & CEO of Olympus Financial Advisors (“OFA”) headquartered in Phoenix, Arizona. OFA was formed in order to give independent advice in the areas of investment management, life and disability insurance, and financial planning. Mr. Blake entered the financial services industry in 1990 with AXA/Equitable. Goldline Research, in the December 24, 2007 issue of Forbes magazine, recognized Mr. Blake as one of the “Most Dependable Wealth Managers of the Southwest.” Mr. Blake was appointed to the Company’s Board of Directors effective January 25, 2008. He is a member of the Company’s Compensation Committee and the Nominating Committee and recently completed the UCLA Director Education and Certification Program. He has business and charitable interests in New Mexico and Arizona. Mr. Blake has been involved as a contributor and member of numerous boards of directors and charity organizations.

Garrey E. Carruthers, Ph.D., a Director of the Company since June 2008, has been Dean of New Mexico State University’s College of Business Administration since July 2003 and has served as Vice President for Economic Development for New Mexico State University since 2006. From 1993 to 2003 he served as President and CEO of the Cimarron Health Plan. From April 2004 he served as a director of Access Anytime Bancorporation until Access was acquired by the Company in 2006. Dr. Carruthers has served on the First Community Bank Advisory Board for Las Cruces, New Mexico since 2005. Dr. Carruthers is a member of the Compensation Committee and the Nominating Committee. Dr. Carruthers was Governor of the State of New Mexico from 1987 to 1990. He has extensive past service with the federal government in sub-cabinet posts prior to 1984. Dr. Carruthers is active on a number of community and statewide boards and has been an officer and director of numerous organizations.

The directors, officers, or key employees of First State have no family relationships among them.

PROPOSAL 2

RATIFICATION OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We have retained KPMG LLP as our independent registered public accounting firm since 1988. KPMG LLP has been approved by the Audit Committee and the Board of Directors to continue in that capacity in 2009.

The following table presents fees in 2008 and 2007 for professional services rendered by KPMG LLP for the audit of our annual financial statements and for other services.

	2008	2007
Audit fees (1)	$700,000	$541,000
Audit related fees (2)	42,000	45,000

Audit and audit related fees	$742,000	$586,000
Tax fees (3)	17,000	15,000
All other fees	—	—

Total fees	$759,000	$601,000

(1)	Audit services consisted of the audit of the Company’s consolidated financial statements and the related audit of internal control over financial reporting, review of registration statements, and timely quarterly reviews.

(2)	Audit related services consisted of the audits of financial statements of employee benefit plans.

(3)	Tax services consisted of tax compliance services and related consultations.

We will present a proposal to ratify the appointment of KPMG LLP to the shareholders at the Meeting. Representatives of KPMG LLP will be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

As a matter of good corporate governance, the Audit Committee has decided to submit its selection of the independent audit firm to our stockholders for ratification. If the selection of KPMG LLP is not ratified, the Audit Committee will review its future selection of an independent registered public accounting firm in light of the vote result.

THE COMPANY’S BOARD OF DIRECTORS

UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS

VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF

KPMG LLP

INFORMATION WITH RESPECT TO STANDING COMMITTEES OF THE BOARD

OF DIRECTORS AND MEETINGS

The Board of Directors held ten meetings during the year ended December 31, 2008. Each of our incumbent directors attended 85% or more of the meetings of the Board of Directors and committees on which the director served.

The Board of Directors has the following standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee, and an Independent Directors Committee.

The Executive Committee members are Leonard J. DeLayo, Jr. (Chair), Michael R. Stanford, A. J. Wells, H. Patrick Dee, Lowell A. Hare, Kathleen L. Avila, and Daniel H. López, Ph.D. The Executive Committee met four times during 2008. The Executive Committee meets periodically to consider issues in advance of the meetings of the entire Board of Directors, makes recommendations to the Board of Directors concerning such issues and may, under New Mexico law, act on certain issues for the Board. It has been the practice of the Executive Committee to only act with the expectation that any Executive Committee action will be ratified by the Board.

The Audit Committee members are A. J. Wells (Chair), Daniel H. López, Ph.D., Lowell A. Hare, and Kathleen L. Avila. The Audit Committee held eight meetings during the year ended December 31, 2008. The Board has determined that all Audit Committee members are independent as defined by Nasdaq Rule 4200(a)(15). The Audit Committee’s oversight functions include without limitation: (i) the appointment of the Company’s independent registered public accounting firm, including pre-approval of audit and non-audit services; (ii) the review of the internal audit plan and results of the internal audits; (iii) the review of the adequacy of the Company’s financial reporting procedures; (iv) the review of the Company’s financial statements; (v) the review of the adequacy of the Company’s system of internal control; and (vi) establishing procedures for receiving and handling complaints regarding accounting, internal accounting controls and auditing matters. The Audit Committee also reviews and approves, as required, related party transactions involving our directors or executive officers. A copy of the

Charter for the Audit Committee appears on the Company’s website at www.fcbnm.com “Investor Relations.” The Audit Committee reviews its Charter annually for effectiveness and for current requirements.

The Board of Directors has determined that Messrs. Wells and Hare meet the definition of “Audit Committee Financial Expert,” as defined under applicable rules of the Securities and Exchange Commission, and “financial sophistication” under Nasdaq’s Rule 4350(d).

The Audit Committee Report pursuant to Item 407 of Regulation S-K promulgated by the SEC under the Securities Act of 1933 and the Exchange Act appears in this proxy statement.

The Compensation Committee members are Daniel H. López, Ph.D. (Chair), Nedra J. Matteucci, Michael J. Blake, Linda S. Childears, Lowell A. Hare, and Garrey E. Carruthers. The Committee held five meetings during the year ended December 31, 2008. The Compensation Committee’s purpose is to determine the compensation and benefits for executive officers of the Company. Under the Committee’s Charter, the Committee recommends to the Board, the compensation for our CEO, COO, and CFO. The CEO determines the compensation of all other executive officers in consultation with the Committee. The Compensation Committee has the authority, to delegate any of its functions to a subcommittee. Each member of the Compensation Committee is a non-employee director and the Board of Directors has determined that all members of the committee are independent as defined by Nasdaq Rule 4200(a)(15). A copy of the Charter for the Compensation Committee appears on the Company’s website at www.fcbnm.com “Investor Relations.”

The Nominating Committee members are Kathleen L. Avila (Chair), Nedra J. Matteucci, Michael J. Blake, and Garrey E. Carruthers. The Nominating Committee’s purpose is to select candidates for nomination for election or to fill vacancies on the Board of Directors in accordance with the Restated Articles of Incorporation and By-laws. The Committee held one meeting during the year ended December 31, 2008. On January 3, 2008 the Nominating Committee held a meeting, where Michael J. Blake was selected as a candidate for election to the Board of Directors to replace Douglas M. Smith, M.D., who resigned from the Board of Directors for personal reasons. A copy of the Charter for the Nominating Committee appears on the Company’s website at www.fcbnm.com “Investor Relations.” All members of the Nominating Committee are independent as defined by Nasdaq Rule 4200(a)(15).

The Independent Directors Committee is composed of directors who are deemed “independent” under Nasdaq listing rules. Members are Lowell A. Hare (Chair), Nedra J. Matteucci, A.J. (Jim) Wells, Leonard J. DeLayo, Jr., Kathleen L. Avila, Daniel H. Lopez, Ph.D., Linda S. Childears, Michael J. Blake, and Garrey E. Carruthers, Ph.D. The purpose of the committee is to evaluate management and the operations of the Company from an independent perspective.

Compensation Committee Interlocks and Insider Participation

During 2008, none of our executive officers served on the Board or Compensation Committee of another entity that had one of its executive officers serve as a director of First State or a member of our Compensation Committee.

CORPORATE GOVERNANCE

We are committed to maintaining a corporate governance structure that meets or exceeds the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq listing rules requiring director and committee independence, a code of conduct for officers, directors and employees, and other corporate governance requirements. We have filed with the Nasdaq the required certification that the Company has complied with the director and committee independence requirements and code of conduct requirements. We have the following corporate governance measures in place:

Code of Ethics for Executive Officers. Our Chief Executive Officer and Chief Financial Officer and all executive officers of the Company must execute the Company’s Code of Ethical Conduct for Senior Executive Officers, which has been filed with the Securities and Exchange Commission and posted on the Company’s website at www.fcbnm.com “Investor Relations.”

Nasdaq Corporate Governance Rules. We have adopted a Code of Conduct for Officers, Directors and Employees as required for continued listing by Nasdaq. We have posted the Code of Conduct on our website at www.fcbnm.com “Investor Relations.”

We comply with the board of director and committee independence listing standards required by Nasdaq rules. The Board of Directors has determined that, with the exception of Michael R. Stanford, our CEO, and H. Patrick Dee, our COO, First State’s board is composed of independent directors, and that the present membership of its Audit, Compensation, and Nominating committees are independent within the definition of Nasdaq Rule 4200(a)(15).

The Board of Directors has scheduled regular meetings of independent directors. It has elected Lowell A. Hare as Presiding Director for meetings of independent directors. Our Audit Committee has audit committee financial experts as defined by Section 301 of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules. Our Audit Committee, Compensation and Nominating Committee have charters which are posted on the Company’s website at www.fcbnm.com “Investor Relations.”

Under the Audit Committee’s Charter, the Committee must approve all related party transactions (see “Certain Business Relationships”) as required by Nasdaq and our Board has adopted a Related Party Transactions policy which is posted on the Company’s website at www.fcbnm.com “Investor Relations.” Under this policy, a related party transaction is a transaction between us and any related party or a transaction covered by SEC or Nasdaq governance rules, other than transactions available to all employees generally and transactions involving less than $60,000 when aggregated with all similar transactions. A related party is a named executive officer or any director of First State, a shareholder owning in excess of 5% of First State, a person who is an immediate family member of such an executive officer, any director, or any entity to which First State made, or from which First State received payments for property or services in the current or any of the past fiscal years that exceed $120,000 or more and which is owned and controlled by a person described above other than payments arising solely from investments in First State’s securities or payments under non-discretionary charitable contribution matching programs. A related party transaction requires the approval of (1) the Audit Committee which will determine if the transaction is on terms comparable to those that could be obtained in an arms’ length dealing with an unrelated third party, (2) the disinterested members of the Board of Directors or (3) in the case of a transaction involving compensation, our Compensation Committee.

The Nominating Committee, Nominating Process and Procedure for Shareholder Contact with Board of Directors. The Company has a Nominating Committee that is composed of independent directors. Under its Charter the Committee considers the following as minimum standards for selecting a nominee for election as a director: extensive business experience; accounting or legal experience; civic and business accomplishments; an established reputation in or knowledge of the locations and markets in which the Company operates; educational attainments; demonstrated skills; and the highest personal and professional integrity. The Company has not to date utilized the assistance of third party service providers to identify or evaluate candidates for nomination to its Board of Directors.

The Nominating Committee’s Charter and Procedures for Identifying and Evaluating Candidates for Director are available on the Company’s website at www.fcbnm.com “Investor Relations.”

The following is a description of the policy and procedures for shareholders who wish to recommend director nominees.

The Nominating Committee will identify and evaluate new candidates for election to the Board when a vacancy arises by reason of the resignation, retirement, removal, death or disability of an incumbent director, or by a decision of the Board to expand the size of the Board. If the Nominating Committee has determined to re-nominate an incumbent director for a position on the Board, it will not consider other recommendations for that position.

If a vacancy exists on the Board, the Nominating Committee will consider recommendations for directors submitted by its shareholders, in addition to soliciting recommendations for nominees from persons that the Nominating Committee believes are likely to be familiar with qualified candidates. Acceptance of a recommendation for consideration does not imply that the Nominating Committee will nominate the recommended candidate.

All shareholder nominating recommendations must be in writing, addressed to the Nominating Committee, care of our corporate secretary, at our principal headquarters, 7900 Jefferson NE, Albuquerque, New Mexico 87109. Submissions must be made by mail, courier, or personal delivery. E-mailed submissions will not be considered.

A shareholder’s nominating recommendation must be accompanied by the following information concerning each recommending shareholder:

•	The name and address, including telephone number, of the recommending shareholder;

•	The number of the Company’s shares owned by the recommending shareholder and the time period for which such shares have been held;

•

If the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held. Alternatively, the shareholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4, or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the shareholder, together with a statement of the length of time that the shares have been held; and

•	A statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of shareholders.

If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders must be submitted with respect to each shareholder in the group.

A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•

the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understandings regarding the nomination and five year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of the Company);

•	the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of $120,000);

•

the consent of the proposed nominee to be interviewed by the Nominating Committee, if the Nominating Committee chooses to do so in its discretion, and to serve as a director of the Company, if nominated and elected;

•	the proposed nominee’s contact information for purposes of arranging any interview;

•

a description of all relationships between the proposed nominee and the recommending shareholder and any agreements or understandings between the recommending shareholder and the nominee regarding the nomination; and

•

a statement from the recommending shareholder regarding whether, in the view of the shareholder, the nominee, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of the Company.

The Nominating Committee must have both adequate time to consider a shareholder recommendation and current relevant information regarding a candidate. Accordingly, shareholders who wish to recommend a nominee for election as director at the next annual shareholders’ meeting should submit a completed form not earlier than December 15, of the year preceding the annual meeting and not later than 120 days prior to the one-year anniversary of the date the proxy statement for the preceding annual meeting was released to shareholders. No such recommendation has been received.

In making its selection, the Nominating Committee will evaluate candidates proposed by shareholders under criteria similar to the evaluation of other candidates, except that the Nominating Committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of First State.

Shareholders who wish to nominate a person for election as a director at the annual meeting (as opposed to making a recommendation to the Nominating Committee) may do so in accordance with the Restated Articles of Incorporation, either in lieu of or in addition to making a recommendation to the Nominating Committee.

Equity Grant Policy. The Board has adopted an Equity Grant Policy which governs the circumstances, timing and approval of equity grants under First State’s 2003 Equity Incentive Plan, which is posted on the Company’s website at www.fcbnm.com “Investor Relations.” See further discussion of equity grants at “Compensation Discussion and Analysis – 2008 Executive Compensation Components.”

Process for Security Holders to Send Communications to the Board of Directors. The Board provides a process for shareholders to send communications to the Board or any of the Directors. Shareholders may send written communications to the Board and any of the Directors c/o Secretary, 7900 Jefferson NE, Albuquerque, New Mexico 87109. All communications will be compiled by First State’s Secretary and submitted to the Board or the individual Directors within a reasonable time after their receipt. A copy of this procedure is posted on our website at www.fcbnm.com “Investor Relations.”

Attendance at Annual Meeting. We have a policy that each member of the Board of Directors should attempt to attend our annual meeting of shareholders in person or by telephone. In 2008, all eleven of the then current directors attended our annual meeting of shareholders.

CERTAIN BUSINESS RELATIONSHIPS

Credit Transactions

Executive officers and directors of First State and First Community Bank (“Bank”), and members of their immediate families and certain businesses, in which these individuals hold controlling interests, are customers of the Bank. We anticipate that those persons and businesses will continue to be customers of the Bank in the future. The Bank’s Board of Directors and our Audit Committee review credit transactions with these parties. All outstanding loans and extensions of credit by the Bank to these persons and businesses were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In our management’s opinion these loans did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2008, the aggregate balance of First Community Bank’s loans and advances under existing lines of credit to these parties was approximately $6.5 million or 0.24% of the Bank’s total loans. All payments of principal and interest on these loans are current. These loans represented 4.1% of First State’s equity as of December 31, 2008. Prohibitions of loans to directors or executive officers under Section 402(a) of the Sarbanes-Oxley Act of 2002 do not apply to loans made or maintained by the Bank to our officers and directors since our subsidiary Bank is a financial institution insured by the F.D.I.C. and its loan activity is subject to the insider lending restrictions of the Federal Reserve Act.

Legal Services

Mr. DeLayo was a director of First Community Bank from 1988 through January 1992. He was appointed as a director of First State in November 1993, and elected chairman of the Board in July 2000. Mr. DeLayo acts as a legal counsel to First State and the Bank. Mr. DeLayo and his firm, Leonard J. DeLayo, Jr., P.C., are involved in representing the Bank in loan, collection, and various other matters. In February 2008, we entered into an attorney retainer agreement with Mr. DeLayo’s firm, which was approved by the Audit Committee on April 25, 2008, and deemed to be comparable to other third-party, arm’s-length legal services transactions in the ordinary course of business and as fair to the Bank and First State. Under the agreement, Mr. DeLayo’s firm receives a retainer of $10,000 per month. Invoices and billings are credited against the retainer fee monthly. In the event that the fees exceed the retainer, the excess is paid. If the fees are less than the retainer fee in any month, the retainer fee is retained by Mr. DeLayo’s firm as earned. We paid Mr. DeLayo’s firm approximately $158,000 for its legal services in 2008. The retainer agreement is still in place but will be reviewed again by the Audit Committee in late April 2009.

Santa Fe Branch Location

Mr. Herman Wisenteiner, a director of First State until June 6, 2008, is the principal shareholder of Horn Distributing Company. We entered into a lease with Horn Distributing Company in 1995 for an initial term of 15 years that expires on December 31, 2010. This lease was approved by our Board of Directors at inception, and in the opinion of management, on terms similar to other third-party commercial transactions in the ordinary course of business. Lease payments were approximately $88,000 for 2008.

Denver, Colorado Loft Residence Lease

During 2008, First State leased a 1,787 square foot residential loft in downtown Denver, Colorado from the Stanford Family Trust, LLC, whose managing members are Michael R. Stanford, our C.E.O., and his wife. The lease term commenced November 15, 2003, and renewed on a year-to-year basis with an automatic renewal unless the Company gave 90 days notice of termination prior to the renewal. The Audit Committee policy treated the lease as a year-to-year lease. The Audit Committee reviewed the lease in July of each year prior to the 90 day renewal deadline. The Stanford Family Trust could terminate the lease on 30 days notice. The Stanford Family Trust paid all utilities, taxes, insurance, and loft association fees. First State installed a communications line at its expense. Mr. Stanford spends a portion of each month in Colorado and other management employees use the loft on a comparable basis for First State and Bank business. During 2008, the loft was occupied approximately 100% of its total occupancy by management employees, including Mr. Stanford, on First State and Bank business. We also use the loft for business related entertainment. The Company paid the Stanford Family Trust, LLC approximately $44,000 for 2008. The lease was terminated in February 2009.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of April 17, 2009, by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, and (iii) all directors and executive officers as a group. At April 17, 2009, there were no beneficial owners of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, based on information furnished by such owners, we believe that the stockholders listed below have sole investment and voting power with respect to their shares. Unless otherwise indicated, the address of such person is First State’s address, 7900 Jefferson NE, Albuquerque, New Mexico 87109.

Name	Number of Shares Owned		Percentage of Shares Owned (1)
Directors and Executive Officers:
Michael R. Stanford	498,637	(2)	2.40%
H. Patrick Dee	333,216	(3)	1.61%
Leonard J. DeLayo, Jr.	192,856		*
Kathleen L. Avila	4,200		*
Linda S. Childears	800		*
Lowell A. Hare	52,700		*
A. J. Wells	5,100		*
Nedra J. Matteucci	62,200		*
Daniel H. López, Ph.D.	—		—
Michael J. Blake	—		—
Garrey E. Carruthers, Ph.D.	9,076		*
Christopher C. Spencer	91,634	(4)	*
Marshall G. Martin	11,084		*
All executive officers and directors as a group (13 persons)	1,261,503	(5)	6.00%

*	Less than 1%

(1)	Percentage of ownership is based on 20,549,520 shares of Common Stock outstanding as of April 17, 2009. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of Common Stock if that person has or shares voting power or investment power with respect to that Common Stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. The table includes shares owned by spouses, other immediate family members, in trust, and shares held in 401(k) accounts. As used herein, voting power is the power to vote or direct the voting of shares and investment power is the power to dispose or direct the disposition of shares.

(2)	Includes 15,000 shares that are subject to options exercisable at $3.00 per share, 90,000 shares that are subject to options exercisable at $15.71 per share, 120,000 shares that are subject to options exercisable at $16.07 per share, 2,581 unvested restricted stock shares, 34,542 shares held in the deferred compensation plan, and 32,652 shares held in the 401(k) plan.

(3)	Includes 10,500 shares that are subject to options exercisable at $3.00 per share, 56,000 shares that are subject to options exercisable at $15.71 per share, 90,000 shares that are subject to options exercisable at $16.07 per share, 1,701 unvested restricted stock shares, and 49,743 shares held in the 401(k) plan.

(4)	Includes 60,000 shares that are subject to options exercisable at $16.07 per share, and 11,519 shares held in the 401(k) plan.

(5)	Includes 441,500 shares that are subject to options.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers during 2008, their positions, and their respective ages (as of April 17, 2009) are as follows:

Name	Position	Age
Michael R. Stanford	President, Chief Executive Officer, and Director	56
H. Patrick Dee	Executive Vice President, Chief Operating Officer, Treasurer, and Director	54
Christopher C. Spencer	Senior Vice President, Chief Financial Officer and Chief Accounting Officer	51
Marshall G. Martin	Executive Vice President, Secretary, and Corporate Counsel	70

First State’s executive officers serve at the discretion of the Board of Directors subject to the terms of their employment agreements. See “Executive Compensation.” Unless otherwise stated, the principal occupation of each executive officer has been the same for the past five years.

Michael R. Stanford. See “Nominees for Election at 2009 Annual Meeting.”

H. Patrick Dee. See “Current Directors Serving until 2010 Annual Meeting.”

Christopher C. Spencer, our Senior Vice President and Chief Financial Officer, joined First State in February 2003. Mr. Spencer is also a Senior Vice President and Chief Financial Officer of First Community Bank and a member of First Community Bank’s Board of Directors. Prior to joining First State, Mr. Spencer was a senior manager with KPMG LLP in its Albuquerque office. Mr. Spencer joined KPMG LLP in 1982. Mr. Spencer has been actively involved in the Albuquerque community for many years serving on several non-profit boards.

Marshall G. Martin, our Executive Vice President and Corporate Counsel, and Secretary, joined First State in September 2003. Prior to joining First State he was a senior partner in Hinkle, Hensley, Shanor & Martin, LLP, and was our principal corporate counsel. He served on our Board of Directors from June 1997 until his employment as corporate counsel. Mr. Martin is involved in a variety of civic organizations and activities.

There are no family relationships among any of the directors or executive officers of First State.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Program

The Compensation Committee of our Board of Directors (the “Compensation Committee”) makes recommendations to the Board regarding our compensation programs for executive officers and directors.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Corporate Counsel during 2008 are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

Our Compensation Committee has adopted the policy that our executives should be paid fairly for the positions they hold in view of the nature and size of the business that First State operates. We recognize contributions toward our performance by our executives’ compensation levels, which are designed to attract, retain, and reward competent executives who share the objectives of First State and our shareholders. Our Compensation Committee’s goal is to ensure that First State employs qualified, experienced executive officers whose financial interest is aligned with that of the shareholders. Our Compensation Committee attempts to provide a competitive total compensation program, pay fair market wages, and provide incentive and recognition programs to reward employees for the attainment of annual business objectives.

Role of Executive Officers in Compensation Decisions

Our Compensation Committee makes annual recommendations regarding the compensation of our CEO, COO, and CFO to the Board. The CEO may participate in the deliberations regarding COO and CFO compensation, but cannot vote to approve or recommend any form of compensation for them. The CEO determines the compensation of all other executive officers in consultation with our Compensation Committee.

Setting Executive Compensation

Based on the above objectives, our Compensation Committee has structured our compensation program for our CEO, COO, and CFO, which includes base salary, performance-based annual bonus, performance based incentives under the Key Executive Incentive Plan which includes cash and equity instruments, and other equity incentives, to motivate these executives to achieve the business goals set by the Company and to reward the executives for achieving these goals. In April 2005, the Compensation Committee engaged AON Compensation Consulting (“AON”) to conduct a short term incentive plan analysis including base salaries for our CEO and COO. For the review, completed in March 2006, AON provided the Compensation Committee with short-term incentive plan summaries, metrics used in the determination of the short-term incentives, and recent incentive awards and rationales behind the awards for certain executives for the following peer group: Boston Private Financial Holdings, Inc., Community Bank System, Inc., Irwin Financial Corporation, PrivateBancorp, Inc., Republic Bancorp, Inc., SVP Financial Group, Sterling Bancshares, Inc., Texas Regional Bancshares, Inc., TrustCo Bank Corp NY, Umpqua Holdings Corporation, and WestAmerica Bancorporation. This peer group had median assets of approximately $4.56 billion and median net income of $54 million. AON’s study focused on a peer group with medians higher than First State, to reflect the more competitive environment facing companies in retaining talented persons. As a result of the short term compensation review, the Compensation Committee recommended that salaries for the CEO and COO be adjusted to reflect the 80th percentile of the above peer group. There were no other changes in short term compensation for 2006. The Compensation Committee also consulted with AON regarding 2007 base salaries for our CEO, COO and CFO. AON suggested, and the Compensation Committee recommended salary increases to remain competitive in the banking community and to insure executive retention. See “Base Salary” below for additional information.

During 2007, the Compensation Committee continued to consult with AON, and on August 7, 2007, First State’s Board of Directors approved the Key Executives Incentive Plan, effective January 1, 2007. The Key Executives Incentive Plan is a cash and option based short term incentive program that establishes individual target awards related to the achievement of Company performance over certain three-year performance periods. The Committee’s consultation with AON was a continuation of the 2005 engagement and the decision to approve the Key Executives Incentive Plan was based on the same study that AON completed in 2006. See “Key Executives Incentive Plan” below for additional information.

2008 Executive Compensation Components

For 2008, the named executive officers’ principal components of compensation were base salary, performance-based annual bonus, cash and equity incentives under the Key Executive Incentive Plan, and other equity incentives.

Base Salary

We provide named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. The Compensation Committee’s philosophy regarding base salaries is to remain competitive within the industry and recognize overall performance. Base salaries for each of the named executive officers are determined annually, by taking into consideration the following: individual performance; length of tenure with First State; continued growth of First State; perceived representation of First State in the communities it serves; market data provided by outside consultants; professional standing and reputation in the financial services industry; and career achievements.

Base salaries for 2008 for Michael R. Stanford (“CEO”), H. Patrick Dee (“COO”), Christopher C. Spencer (“CFO”), and Marshall G. Martin (“EVP, Secretary and Corporate Counsel”) were $459,600, $349,600, $229,600, and $179,504, respectively. Effective January 1, 2008, each named executive officer received an increase in their salary of $9,600, in lieu of company automobile usage. In April 2008, Mr. Martin received a 4 percent salary increase for job performance, resulting in his $179,504 current salary. There were no salary increases for the other named executive officers in 2008.

Bonus Plan

The Compensation Committee designed the First State Bancorporation Bonus Plan (“Bonus Plan”) for our CEO, COO, and CFO (beginning in 2006). The Bonus Plan reflects and rewards the achievements of our most senior management by taking into account strategic planning, our long term success, our earnings growth and our share price.

The Bonus Plan includes three key indicators described below. The criteria were adopted to enable the Board of Directors to adequately recognize contributions to growth whether it is a result of earnings or shareholder enrichment. The three key indicators are:

•	Earnings Growth

•	Asset Growth

•	Share Price

The following is the schedule of bonus criteria.

Category*	Target	Range of Results	Bonus Percentage
Earnings Per Share Growth	15%	8-11%	5%
		12-20%	12-20%
Asset Growth	15%	8-11%	5%
		12-20%	12-20%
Shareholder Value**	15%	8-11%	5%
(Paid in Restricted Stock)		12-20%	12-20%

*	The numbers are cumulative and not a weighted average.

**	To calculate the year end gain or loss share price, an average of the current year December closing market prices are to be compared to the previous year average December closing market prices.

Example:

Suppose the three categories produced the following results:

Variable	Results	Resulting Bonus
Earnings Growth	9%	5%
Asset Growth	15%	15%
Shareholder Value	12%	12%

The total bonus would be (5% + 15% + 12%) or 32% of base salary with 12% of the bonus being represented in restricted stock.

The 15% growth target is based on the historical growth pattern of the Company.

Our Compensation Committee may reward additional or special compensation to the CEO, COO, and CFO, outside of, or in addition to the compensation which may be payable under the policy and plan adopted by the Compensation Committee if the Compensation Committee finds special circumstances justifying the additional compensation. In addition, the Compensation Committee can reduce the compensation called for under the formula established in the event special circumstances are determined.

For 2008, we did not meet the earnings per share growth criteria, the asset growth criteria or the shareholder value criteria. Since the results for all three of the criteria fell below the minimum required range, Mr. Stanford, Mr. Dee, and Mr. Spencer did not earn a bonus for 2008. There were no discretionary bonuses or additional or special compensation earned for 2008.

Equity Incentives

Our Compensation Committee believes that our executives should have a vested interest in the performance of our Common Stock and, therefore, equity incentives are used as an integral part of creating incentives for executives.

We use incentive awards to align the benefits received by the named executive officers with the appreciation realized by shareholders. The level of incentive awards granted is dependent upon individual performance, level of responsibility, and other relevant factors.

We have adopted the 2003 Equity Incentive Plan (“2003 Plan”). Under the 2003 Plan, we may grant options or other stock related awards to employees who are responsible for the conduct and management of the Company. The Compensation Committee believes that grants under the 2003 Plan emphasize long term successful performance of First State from the perspective of our shareholders.

We have an Equity Compensation Grant Policy which is posted on our website at www.fcbnm.com, “Investor Relations.” This policy is consistent with our past practices and procedures in our grants of equity compensation. Under the policy, all grants of equity based securities occur only at regular quarterly or special meetings of the Board (in person or by telephone) and the pricing or exercise price of any equity based security will be equal to the price of the underlying Company security at the close of business on the date of the grant. The Compensation Committee must approve all grants at a regularly noticed meeting and the date of the grant will be the date of the Board meeting approving the grant. Exceptions to this policy shall only be made upon special and unique circumstances which are fully approved by the Board, and any such exception will not be made in grants to any director or named executive officer. The majority of the options, granted by the Committee, vest over three to seven years of the ten-year option term. Grants of restricted stock typically have a vesting term of five years.

With the exception of Mr. Martin, the named executive officers have received periodic grants of stock options, at the discretion of the Compensation Committee. In August 2007 and January 2008, we granted performance-based options to our CEO, COO and CFO. See “Key Executives Incentive Plan” below. In addition, on July 23, 2008, the Board of Directors approved under the 2003 Plan, as recommended by the Compensation Committee, 35,000 stock options to our CEO, 25,000 stock options to our COO, and 15,000 stock options to our CFO. See “Outstanding Equity Awards at December 31, 2008” on page 30. The options’ exercise price is $6.50, the closing pricing of First State’s common stock on the date of the grant. The options vest 60 percent at the end of the third year, and 20 percent each year for the next two years. These performance-based and other options are the only options that have been granted to our CEO, COO, and CFO since 2004.

In 2005 and 2006, grants of restricted stock were awarded to Mr. Stanford and Mr. Dee, as part of their bonuses for 2004 and 2005.

2003 Plan

Under the 2003 Plan, 2,000,000 shares of our common stock may be issued. However, no more than 100,000 shares may be granted as restricted stock. The 2003 Plan is administered by the Compensation Committee of the Board of Directors, and their actions are subject to approval by the Board of Directors. Under the 2003 Plan, the Committee may grant stock options (incentive stock options or non-qualified stock options), restricted stock, stock appreciation rights, and other awards that are valued by reference to our stock, including phantom stock, restricted stock units and performance units. The exercise price of incentive stock options must be the fair market value at the date of grant, and the exercise price of non-qualified stock options cannot be less than 85% of the fair market value of the underlying shares on the date of grant. Each option’s duration is the shorter of the term set forth in the option agreement or 10 years. Unless otherwise stated in the option agreement, options vest at the rate of 20% per year over a five-year period from the date of grant. Upon a participant’s termination for cause, all rights to options cease. On termination for reasons other than cause, the participant’s right to exercise the option ceases after three months. Upon termination by death or disability, the period for exercise is one year. The 2003 Plan prohibits repricing of all forms of awards, i.e. the reduction of the exercise price of previously granted stock options.

The right to receive restricted stock under the 2003 Plan is to be set forth in an agreement and requires the participant to pay the price of the restricted stock, if any, set by the administrator of the Plan, which may be less than the fair market value of the stock, and any liability of First State for federal, state or local income taxes. Unless otherwise stated in the award agreement, restrictions on the stock lapse at the rate of 20% per year over a five-year period from the date of grant. In the event a participant terminates continuous service with us for any reason, including disability, any unvested restricted stock held by the participant is forfeited to us.

Unless otherwise provided in the award agreement, vesting of awards is accelerated upon a change in control. Options and restricted stock may not be transferred except to the participant’s immediate family or trust or other entities established for the benefit of the participant’s immediate family, or to a trust underlying a non-qualified deferred compensation plan established and maintained by us, to the extent specifically permitted by that plan and trust agreement.

Key Executives Incentive Plan

On August 7, 2007, the Board of Directors, as recommended by the Compensation Committee, approved the Key Executives Incentive Plan. Our Key Executives Incentive Plan is a short-term cash and option based incentive program that establishes individual target awards related to achievement of First State’s performance over certain three year performance periods. There are three initial performance periods. The first performance period is January 1, 2007 through December 31, 2009. The second performance period is January 1, 2008 through December 31, 2010. The third performance period is January 1, 2009 through December 31, 2011. Additional performance periods can be added by the Board of Directors at any time without plan amendment in the Board’s sole discretion. The performance levels for each performance period have been defined as average returns on equity (“ROE”) between 12% and 16%. The eligible participants include certain designated officers of First State who have a title of Vice President and above, and who are key members of management. Eligible employees fall into one of two levels of participation: Level I and Level II participation. The initial eligible employees have been identified as First State’s CEO, COO, and CFO. The CEO is a Level I participant and the COO and CFO are Level II participants. The performance award for a Level I participant is 90% of base salary. The performance award for a Level II participant is 50% of base salary. The award is divided into two components, 33% as a cash award (“Base Award Opportunity”) and 67% as a non-qualified stock option award (“Performance Option Opportunity”). The cash award is multiplied by the percentage in the following table, based on the ROE threshold, moderate, target, good and maximum performance levels:

Return on Equity	Below Threshold <12%	Threshold ≥12% <13%	Moderate ≥13% <14%	Target ≥14% <15%	Good ≥15% <16%	Maximum ≥16%
Multiplier	0%	50%	75%	100%	125%	150%

The number of performance options granted to a participant is determined by multiplying the participant’s Performance Option Opportunity by his or her base salary as of the first day of the performance period and dividing the result by the Black Scholes value of an option. An example of the performance option calculation for a Level I participant is below.

Performance Option Calculation Example: Level One Participant

Base Salary	$450,000
Percentage Applied	90%
Target Award	$405,000
Performance Option Opportunity Percentage	67%
Total Performance Option Opportunity	$271,350
Black Scholes Fair Value (per option)	$4.852 *
Number of Options to be Awarded	55,925

*	Estimate of Black Scholes fair value based on a $17.02 stock price.

The performance options are granted under the 2003 Plan and vest 100% on the last day of the performance period, provided that the participant has been in continuous service since the date the performance options were granted (unless otherwise determined by the Board in its sole discretion) and First State’s ROE during the performance period is no less than 12%. The performance options are granted as soon as both administratively practicable and legally permissible at or after the beginning of each respective performance period. The exercise price of the performance options must be the fair market value of a share of First State common stock as of the date of grant, determined in accordance with the 2003 Plan.

Under the first performance period, January 1, 2007 to December 31, 2009, if performance levels are met, First State’s CEO is eligible to receive a cash award between $66,825 and $200,475. First State’s COO is eligible to receive a cash award between $28,050 and $84,150. First State’s CFO is eligible to receive a cash award between $18,150 and $54,450. In conjunction with the approval of the plan, First State’s Board of Directors approved the first performance stock option awards with a grant date of August 7, 2007. First State’s CEO, COO, and CFO were awarded performance options of 55,925, 23,475, and 15,190, respectively. The strike price of the options is $17.02, based on the closing price of First State’s common stock on August 7, 2007.

On January 25, 2008, First State’s Board of Directors approved the performance stock option awards for the performance period January 1, 2008 through December 31, 2010. First State’s CEO, COO, and CFO were awarded performance options of 72,158, 30,289, and 19,598, respectively. The strike price of the options is $12.47, based on the closing price of First State’s common stock on January 25, 2008. Under the second performance period, if performance levels are met, First State’s CEO is eligible to receive a cash award between $66,825 and $200,475. First State’s COO is eligible to receive a cash award between $28,050 and $84,150. First State’s CFO is eligible to receive a cash award between $18,150 and $54,450.

On December 23, 2008, First State’s Board of Directors approved the First Amendment to the Key Executive’s Incentive Plan. The amendment allows First State’s Board of Directors sole discretion, after due consideration of all relevant facts and circumstances, to decline the grant of performance options to all participants under the Key Executives Incentive Plan if such declination is consistent with current business conditions and stock performance. After due consideration, on December 23, 2008, First State’s Board of Directors declined the grant of performance options to First State’s CEO, COO, and CFO for the third performance period,

January 1, 2009 to December 31, 2011. Under the third performance period, if performance levels are met, First State’s CEO is still eligible to receive a cash award between $68,251 and $204,752, First State’s COO is still eligible to receive a cash award between $28,842 and $86,526, and First State’s CFO is still eligible to receive a cash award between $18,942 and $56,826.

Management believes that the performance targets under the Key Executives Incentive Plan, for all three of the performance periods, January 1, 2007 to December 31, 2009, January 1, 2008 to December 31, 2010, and January 1 2009 to December 31, 2011, are not probable of achievement. Therefore, no compensation expense was recognized for the years ended December 31, 2007 and December 31, 2008, and none is currently being recognized.

A participant who terminates service on account of retirement, death or disability during a performance period will receive the cash award. The cash award will be prorated for the period of continuous service and determined as of the date of termination. The ROE, as described above, will be determined at the date of termination and considered as if it had been attained for the full performance period. If a participant terminates service with First State for any reason other than his or her retirement, death, or disability during the performance period, the participant will not be eligible to receive the cash award.

The termination provisions for the performance options are the same as any other stock option granted under the 2003 Plan, as described above.

Ownership Guidelines

There are no requirements for the named executive officers to maintain minimum ownership interests in the Company.

Retirement and Other Benefits

Section 401(k) Plan

In 1991, we adopted a tax-qualified profit sharing 401(k) plan (the “Savings Plan”) covering all employees who have attained 21 years of age and have completed 90 days of service with the Company. Each participant in the Savings Plan may reduce his or her salary by as much as the lesser of 90% of his or her compensation or $15,500, in 2008. The dollar limit is adjusted each year for inflation. First Community Bank makes matching contributions of up to 50% of the first 6% of a participant’s deferred compensation up to a maximum of 3%. The Company may, but is not required to, contribute additional amounts to the Savings Plan. Any such additional amounts are allocated to the accounts of participants who were active participants on the last day of the Savings Plan year or who retired or died or were disabled during the Savings Plan year. The allocation is in proportion to the eligible participants’ compensation.

All contributions by a participant are 100% vested and non-forfeitable at all times. Our contributions become 100% vested after three years of service with First State. A participant may direct the investment of his or her account pursuant to the investment options offered by the trustee of the Savings Plan, which includes the choice of First State common stock. Distribution of a participant’s account under the Savings Plan normally occurs upon the participant’s retirement or the participant’s termination of employment with the Company.

Nonqualified Deferred Compensation

A more detailed discussion of our nonqualified deferred compensation arrangements is provided on page 26 and page 31 under the heading “Nonqualified Deferred Compensation.”

Executive Life Insurance

Our Bank has purchased bank owned life insurance on various officers, including Messrs. Stanford, Dee, Spencer, and Martin. Our Bank is the beneficiary of the policies with the officers. The officers are entitled to a death benefit equal to one and one half times the officer’s salary, capped at $400,000, as long as he or she is employed with the Bank.

Employment Agreements

We have employment agreements (“Agreements”) with each of the named executive officers.

The Agreements’ terms are for three years and are automatically renewable unless we give notice of non-renewal at least sixty days prior to the Agreements’ three-year anniversary date. The Agreements provide for termination for cause, termination other than for cause, and benefits on termination, resignation, death or disability following a Change in Control. Termination for Cause exists if an Executive willfully fails to devote his full time to First State’s business (other than due to illness, incapacity, vacations and incidental civic activities, and personal time), is convicted of a felony or crime involving dishonesty or breach of trust, participates in an act of fraud or theft, or makes unauthorized disclosures of confidential information resulting in significant injury to First State or is the subject of state or federal regulatory action or is a substantial causative factor for such actions. In the event we terminate any of the named executive officers for cause, or if resignation and termination occurs by death or disability prior to a Change of Control, each named executive officer would receive the following:

•	earned but unpaid Base Salary and earned and unpaid Annual Bonus for the fiscal year preceding the year of termination, and cash equivalents of any earned Fringe Benefits.

In the event we terminate Mr. Stanford or Mr. Dee other than for cause, death, or disability, they would receive the following:

•	earned but unpaid Base Salary and earned and unpaid Annual Bonus for the fiscal year preceding the year of termination and cash equivalents of any earned Fringe Benefits;

•	severance benefits in an amount equal to two times their Base Salary and most recent Annual Bonus; and

•

continuation of participation in certain Company Fringe Benefits with purchase of medical benefits and insurance equivalent to the Company’s medical insurance and benefits coverage on the date of termination for the severance period; provided, however, if the officer secures equivalent coverage for continued medical benefits and insurance for the severance period the cost of such coverage will be reimbursed for the severance term.

The severance amounts payable for termination without cause are payable, under an amendment effective February 1, 2005, within the taxable year in which employment is terminated, or such later time as permitted under the short-term deferral exemption to Section 409A of the Internal Revenue Code.

Under Mr. Spencer’s agreement, in the event of a termination other than for cause, death, or disability he would receive the same benefits as Mr. Stanford and Mr. Dee, except that his severance benefit would be equal to one times his Base Salary and most recent Annual Bonus. Mr. Martin’s employment agreement omits any severance provision other than for cause as being inconsistent with the attorney-client relationship, and there is no continuation of medical coverage.

Under the terms of the Agreements, if during the twenty-four month period following a Change in Control, Mr. Stanford or Mr. Dee is terminated, resigns, or employment is terminated by death or disability, they would receive in a lump sum payment the following:

•	earned but unpaid Base Salary and earned and unpaid Annual Bonus for the fiscal year preceding the year of employment termination and cash equivalents of any earned Fringe Benefits;

•	severance benefits in an amount equal to three times their Base Salary and most recent Annual Bonus;

•

continuation of participation in certain Company Fringe Benefits with purchase of medical benefits and insurance equivalent to the Company’s medical insurance and benefits coverage on the date of termination for the severance period; provided, however, if the officer secures equivalent coverage for continued medical benefits and insurance for the severance period the cost of such coverage will be reimbursed for the severance term.

•	any options to purchase the Company’s stock become fully vested and non-forfeitable; and

•	any restricted stock that is unvested will become fully vested and non-forfeitable.

The severance amounts payable for termination without cause are payable under an amendment effective February 1, 2005, within the taxable year in which employment is terminated, or such later time as permitted under Section 409A of the Internal Revenue Code.

Mr. Spencer and Mr. Martin have the same benefits following a Change in Control, except that the termination or resignation must occur with the twelve month period following the Change in Control.

The Agreements provide that Mr. Stanford, Mr. Dee, and Mr. Spencer will be entitled to a gross-up payment if it is determined that any payment made under the Agreements are a parachute payment as defined under Section 280G(b)(2) of the Internal Revenue Code of 1986 and subject to the excise tax imposed by Section 4999 of the Code. Mr. Stanford, Mr. Dee, and Mr. Spencer would not be required to mitigate or reduce any payments due under the Agreements because of their receipt of compensation from other sources.

There is no gross-up payment in Mr. Martin’s agreements if it is determined that any payments made under the agreement are a parachute payment as defined under Section 280G(b)(2) of the Internal Revenue Code of 1986 and subject to the excise tax imposed by Section 4999 of the Code.

All of the named executive officers would be bound by covenants not to compete and cannot engage in solicitation of Company customers for twelve months following the date of termination.

The Agreements also provide for First State to pay for the named executive officers legal fees incurred in any dispute relating to the Agreements and certain other indemnifications to the extent permitted under applicable New Mexico or federal law and under the Company’s Bylaws and Restated Articles of Incorporation.

“Change of Control” is defined to have occurred upon the following:

(i) A person (as that term is used in Section 13d of the Exchange Act of 1934) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares of the Company having twenty five percent or more of the total number of votes that may be cast for the election of directors of the Company without the prior approval of at least two-thirds of the members of the Board unaffiliated with that person;

(ii) Persons who constitute the directors of the Company at the beginning of a 24-month period cease to constitute at least two-thirds of all directors at any time during the period, unless the election of any new or replacement directors was approved by a vote of at least a majority of the members of the Board in office immediately before the period and of the new and replacement directors so approved;

(iii) The adoption of any plan or proposal to liquidate or dissolve the Company; or

(iv) Any merger or consolidation of the Company unless thereafter (1) directors of the Company immediately prior thereto continue to constitute at least two-thirds of the directors of the surviving entity or transferee, or (2) the Company’s securities continue to represent or are converted into securities that represent more than 80 percent of the combined voting power of the surviving entity or transferee.

There are no rights under the Agreements if Mr. Stanford or Mr. Dee, or any group of which they are a member, is the person whose acquisition constituted the Change of Control.

“Base Salary” is an Executive’s annual salary as set by the Compensation Committee of the Board of Directors of the Company. “Annual Bonus” is the bonus amount determined for each fiscal year as determined by the Compensation Committee of the Board of Directors of the Company. “Fringe Benefits” are the fringe, welfare, 401(k) savings plan, deferred compensation plan, pension benefit, and incentive programs as adopted by the Company.

Continuation of Fringe Benefits after termination does not apply to those Fringe Benefits which require a minimum number of hours of employment for participation. However, deferred compensation plan participants would be eligible for the cash equivalent of Company contributions during any severance period.

Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments Made Upon Termination or Change of Control” on page 33.

Perquisites

We provide named executive officers with perquisites that the Compensation Committee believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to the named executive officers.

The named executive officers are provided membership in certain clubs, and participation in the plans and programs described above. On January 1, 2008, the use of company automobiles was discontinued. See “Base Salary” above. As part of the discontinuance of the use of company vehicles, the named executive officers, along with other employees who were provided the use of company vehicles, were offered the option to purchase the vehicle at 75% of fair market value. The 25% discount was included in taxable income for First State’s CEO, COO, and CFO, and First State reimbursed the officers for the tax on this additional compensation. Mr. Martin did not purchase his company automobile. Attributed costs of the perquisites described above for the named executive officers for 2008 are included in the “Summary Compensation Table” on page 28.

Tax and Accounting Implications

Deductibility of Executive Compensation

Our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code which provides that the Company may not deduct compensation expense of more than $1.0 million that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans, with the exception of a cash award under the Key Executive Incentive Plan that may cause compensation for an individual to be greater than $1.0 million, is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. For 2008, all compensation paid to the named executive officers was fully deductible for federal income tax purposes.

Nonqualified Deferred Compensation

In March 2003, First State’s Board of Directors approved and adopted the First State Bancorporation Executive Deferred Compensation Plan (the “2003 Deferred Compensation Plan”). We froze the 2003 Deferred Compensation Plan effective December 31, 2004 (i.e. no additional contributions are permitted) in response to uncertainties caused by Section 409A of the Internal Revenue Code enacted in late 2004.

Effective December 1, 2005, we established a new nonqualified deferred compensation plan in compliance with Code Section 409A for certain of our highly compensated or management employees. On January 25, 2008, our Board of Directors approved an amendment to this plan, allowing Senior Vice Presidents and above earning at least $160,000 in total compensation per plan year to participate in the plan. The previous threshold was $200,000. A more detailed discussion of our nonqualified deferred compensation arrangements is provided on page 31 under the heading “Nonqualified Deferred Compensation.”

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, First State began accounting for all share-based awards in accordance with the requirements of SFAS 123R.

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

First State Bancorporation Compensation Committee

Daniel H. López, Ph.D., Chairman	Lowell A. Hare

Nedra J. Matteucci	Michael J. Blake

Linda S. Childears	Garrey E. Carruthers

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the named executive officers for the years ended December 31, 2008, 2007, and 2006. There were no earned bonuses for 2008, 2007, or 2006 under the Company’s Bonus Plan.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Michael R. Stanford
President and Chief Executive Officer	2008	459,600	—	28,509	106,363	—	(539,781)	55,845	110,536
	2007	450,000	—	50,574	160,984	—	(306,781)	54,499	409,276
	2006	375,000	—	82,428	233,609	—	33,036	36,126	760,199
H. Patrick Dee
Executive Vice President and Chief Operating Officer, and Treasurer	2008	349,600	—	18,514	79,556	—	(96,262)	47,633	399,041
	2007	340,000	—	27,132	117,678	—	41,030	44,564	570,404
	2006	266,200	—	39,132	167,566	—	10,803	30,980	514,681
Christopher C. Spencer
Senior Vice President and Chief Financial Officer	2008	229,600	—	—	52,748	—	—	14,229	296,577
	2007	220,000	—	—	68,519	—	—	15,173	303,692
	2006	195,000	—	—	86,517	—	—	18,047	299,564
Marshall G. Martin
Executive Vice President and Corporate Counsel and Secretary	2008	176,491	—	—	—	—	—	11,156	187,647
	2007	163,000	5,000	—	—	—	—	12,770	180,770
	2006	156,000	3,500	—	—	—	—	10,077	169,577

(1)	The amounts shown in this column represent the dollar amount recognized for financial statement purposes for the fair value of restricted stock granted in prior years, in accordance with SFAS 123R. There were no grants of restricted stock to the named executive officers in 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value of restricted stock is calculated using the closing price of First State Bancorporation stock on the date of grant. For additional information, refer to notes 1(j) and 12 of the First State Bancorporation financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. The amounts reflect the Company’s accounting expense, and do not correspond to the actual value that could be realized by the named executives.

(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes for the fair value of stock options granted to each of the named executive officers in 2008 and in prior years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the relevant valuation assumptions used in calculating the grant date fair value pursuant to SFAS 123R, see notes 1(j) and 12 of the First State Bancorporation financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that could be realized by the named executives.

(3)	This column represents the earnings on Mr. Stanford’s and Mr. Dee’s vested deferred compensation plan balances. These amounts are included in this column as the investment choices in the deferred compensation plans are different than those available to the broad employee base under the Company’s 401K plan. Mr. Stanford’s 2007 and 2008 loss is due to the decline in value of First State common stock and other investments held in the 2003 Deferred Compensation Plan. Mr. Dee’s 2008 loss is due to the decline in value of investments held in the 2003 Deferred Compensation Plan. See “2008 Nonqualified Deferred Compensation Table” below.

(4)

This column includes bank owned life insurance premiums paid by the Company on behalf of the employee, amounts contributed by the Company to the employees’ 401K plan, company vehicle usage for 2006 and 2007, 2008 compensation related to the purchase of a company vehicle at a 25% discount from fair market value and the associated tax reimbursement, dues, tickets to sporting events, and mortgage referral fees. The tax reimbursements related to the car purchases were $2,873 for Mr. Stanford, $2,154 for Mr. Dee and $907 for Mr. Spencer. This column, for 2008, also reflects the fully vested 2008 Company contributions to the deferred compensation plans, which amounts to $38,048 for Mr. Stanford and $32,412 for Mr. Dee. Total 2008 Company contributions to the deferred compensation plans are also included in the 2008 Nonqualified Deferred Compensation Table.

GRANTS OF PLAN-BASED AWARDS IN 2008

The table below summarizes potential payouts for Mr. Stanford, Mr. Dee, and Mr. Spencer under the First State Bancorporation Bonus Plan, using 2008 base salaries. The Company did not meet the earnings per share growth, asset growth or shareholder value bonus criteria in 2008. Since none of the three criteria were met, there were no bonuses earned in 2008. The table also captures potential payouts to Mr. Stanford, Mr. Dee and Mr. Spencer under the Key Executives Incentive Plan. Mr. Martin does not participate in the First State Bancorporation Bonus Plan or the Key Executives Incentive Plan.

Name (a)	Grant Date (b)		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Units (#) (i)	Options (#) (j)	Awards ($/Sh) (k)
Michael R. Stanford	N/A	(1)(2)	22,980	137,880	183,840	13,927	41,782	55,709	—	—	—
	8/7/2007	(3)(4)	66,825	133,650	200,475	55,925	55,925	55,925	—	—	17.02
	1/25/2008	(5)(6)	66,825	133,650	200,475	72,158	72,158	72,158	—	—	12.47
H. Patrick Dee	N/A	(1)(2)	17,480	104,880	139,840	10,594	31,782	42,376	—	—	—
	8/7/2007	(3)(4)	28,050	56,100	84,150	23,475	23,475	23,475	—	—	17.02
	1/25/2008	(5)(6)	28,050	56,100	84,150	30,289	30,289	30,289	—	—	12.47
Christopher C. Spencer	N/A	(1)(2)	11,480	68,880	91,840	6,958	20,873	27,830	—	—	—
	8/7/2007	(3)(4)	18,150	36,300	54,450	15,190	15,190	15,190	—	—	17.02
	1/25/2008	(5)(6)	18,150	36,300	54,450	19,598	19,598	19,598	—	—	12.47

(1)	The Non-Equity Incentive Plan Awards columns represent the potential cash payouts under the Company’s Bonus Plan. Cash awards can be earned under the earnings per share growth and asset growth criteria. The amounts shown in column (c) reflect the minimum payment level, for the minimum level of performance, or 5% of base salary, which assumes that either the earnings per share growth range of results or the asset growth range of results fell between 8% and 11%. Column (d) reflects the target payout of 30% of base salary, which assumes that both the earnings per share growth and asset growth met the 15% target. Column (e) reflects the maximum payout of 40% of base salary, which assumes that both the earnings per share growth and asset growth were 20% or more.

(2)	The Equity Incentive Plan Awards columns represent the potential restricted stock under the Company’s Bonus Plan that would be earned under the shareholder value criteria. The amounts shown in column (f) reflect the minimum payment level, for the minimum level of performance, or 5% of base salary, which assumes that the shareholder value growth range of results fell between 8% and 11%. Column (g) reflects the target payout of 15% of base salary, which assumes that the shareholder value growth met the 15% target. Column (h) reflects the maximum payout of 20% of base salary, which assumes that shareholder value growth was 20% or more. The target and maximum number of restricted stock awards is calculated based on the closing price of the Company’s common stock of $1.65 on December 31, 2008.

(3)	The Non-Equity Incentive Plan Awards columns represent the potential cash payouts under the Company’s Key Executives Incentive Plan. Cash awards can be earned under the average return on equity (“ROE”) criteria. The amounts shown in column (c) reflect the minimum payment level for the minimum level of performance, or 90% of base salary for Mr. Stanford and 50% of base salary for Mr. Dee and Mr. Spencer, multiplied by 33%, and multiplied again by 50% which assumes that the minimum ROE goal of 12% will be met. Column (d) reflects the target payout of 90% of base salary for Mr. Stanford and 50% of base salary for Mr. Dee and Mr. Spencer, multiplied by 33% and multiplied again by 100%, which assumes that the ROE goal of 14% will be met. Column (e) reflects the maximum payout of 90% of base salary for Mr. Stanford and 50% of base salary for Mr. Dee and Mr. Spencer, multiplied by 33% and multiplied again by 150%, which assumes that the ROE goal of 16% will be met.

(4)	The Non-Equity Incentive Plan Awards columns represent the potential non-qualified stock options under the Company’s Key Executives Incentive Plan that would be earned based on the ROE criteria. The amounts shown in columns (f), (g), and (h) reflect the number of stock options granted for an ROE achievement between 12% and 16%, or 90% of base salary for Mr. Stanford and 50% of base salary for Mr. Dee and Mr. Spencer, multiplied by 67% and divided by $4.852, the Black Scholes fair value on August 7, 2007, the date of grant.

(5)	The Non-Equity Incentive Plan Awards columns represent the potential cash payouts under the Company’s Key Executives Incentive Plan. Cash awards can be earned under the average return on equity (“ROE”) criteria. The amounts shown in column (c) reflect the minimum payment level for the minimum level of performance, or 90% of base salary (excluding the $9,600 car allowance) for Mr. Stanford and 50% of base salary (excluding the $9,600 car allowance) for Mr. Dee and Mr. Spencer, multiplied by 33%, and multiplied again by 50% which assumes that the minimum ROE goal of 12% will be met. Column (d) reflects the target payout of 90% of base salary (excluding the $9,600 car allowance) for Mr. Stanford and 50% of base salary (excluding the $9,600 car allowance) for Mr. Dee and Mr. Spencer, multiplied by 33% and multiplied again by 100%, which assumes that the ROE goal of 14% will be met. Column (e) reflects the maximum payout of 90% of base salary (excluding the $9,600 car allowance) for Mr. Stanford and 50% of base salary (excluding the $9,600 car allowance) for Mr. Dee and Mr. Spencer, multiplied by 33% and multiplied again by 150%, which assumes that the ROE goal of 16% will be met.

(6)	The Non-Equity Incentive Plan Awards columns represent the potential non-qualified stock options under the Company’s Key Executives Incentive Plan that would be earned based on the ROE criteria. The amounts shown in columns (f), (g), and (h) reflect the number of stock options granted for an ROE achievement between 12% and 16%, or 90% of base salary (excluding the $9,600 car allowance) for Mr. Stanford and 50% of base salary (excluding the $9,600 car allowance) for Mr. Dee and Mr. Spencer, multiplied by 67% and divided by $3.7605 the Black Scholes fair value on January 25, 2008, the date of grant.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2008 for each named executive officer. The table also shows the market value of unvested restricted stock, based on $1.65 per share, the closing price of our common stock on December 31, 2008.

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name
Michael R. Stanford	15,000	—		—		3.00	04/23/2009	—		—	—	—
	90,000	—		—		15.71	10/31/2013	—		—	—	—
	90,000	110,000	(1)	—		16.07	03/10/2014	—		—	—	—
	—	—		55,925	(3)	17.02	08/07/2017	—		—	—	—
	—	—		72,158	(4)	12.47	01/25/2018	—		—	—	—
	—	35,000	(2)	—		6.50	07/23/2018	—		—	—	—
								4,248	(5)(6)	7,009	—	—
H. Patrick Dee	10,500	—		—		3.00	04/23/2009	—		—	—	—
	56,000	—		—		15.71	10/31/2013	—		—	—	—
	67,500	82,500	(1)	—		16.07	03/10/2014	—		—	—	—
	—	—		23,475	(3)	17.02	08/07/2017	—		—	—	—
	—	—		30,289	(4)	12.47	01/25/2018	—		—	—	—
	—	25,000	(2)	—		6.50	07/23/2018	—		—	—	—
								2,812	(5)(7)	4,640	—	—
Christopher C. Spencer	45,000	55,000	(1)	—		16.07	03/10/2014	—		—	—	—
	—	—		15,190	(3)	17.02	08/07/2017	—		—	—	—
	—	—		19,598	(4)	12.47	01/25/2018	—		—	—	—
	—	15,000	(2)	—		6.50	07/23/2018	—		—	—	—
Marshall G. Martin	—	—		—		—	—	—		—	—	—

(1)	Options were granted on March 10, 2004. The vesting schedule is as follows, beginning on the first anniversary of the grant date: 10% each year for the first three years; 15% each year for the next two years; and 20% each year for the next two years.

(2)	Options were granted on July 23, 2008. The vesting schedule is as follows: 60% at the end of the third year; and 20% each year for the next two years.

(3)	Options were granted on August 7, 2007 and will vest on December 31, 2009 if certain performance criteria are met. See “Key Executives Incentive Plan” and “Grants of Plan-Based Awards” table above.

(4)	Options were granted on January 25, 2008 and will vest on December 31, 2010 if certain performance criteria are met. See “Key Executives Incentive Plan” and “Grants of Plan-Based Awards” table above.

(5)	These awards are grants of restricted stock in 2003, not under an incentive plan, in 2005 as part of bonus compensation, and in 2006 under our Bonus Plan.

(6)	These shares vest as follows: 1,668 each in January 2009 and January 2010; and 912 in January 2011.

(7)	These shares vest as follows: 1,112 each in January 2009 and January 2010; and 588 in January 2011.

2008 OPTION EXERCISES AND STOCK VESTED

The following table summarizes information regarding stock options exercised, and restricted stock awards vested during 2008, for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael R. Stanford	—	—	2,068	19,631	(1)
H. Patrick Dee	—	—	1,312	12,606	(1)
Christopher C. Spencer	—	—	—	—
Marshall G. Martin	—	—	—	—

(1)	The value is determined by multiplying the number of vested shares by the closing market price per share on the vesting date (or on the previous business day in the event the vesting date is not a business day).

NONQUALIFIED DEFERRED COMPENSATION

First State established a nonqualified deferred compensation plan (the “2005 Deferred Compensation Plan”) in compliance with Internal Revenue Code Section 409A for certain of its highly compensated or management employees, effective December 1, 2005. The Plan allows these employees to contribute up to 50% of their base pay and 100% of their bonus compensation. The 2005 Deferred Compensation Plan also allows for the deferral of up to 100% of the participants’ restricted stock unit compensation. Employee contributions vest immediately and First State’s discretionary contributions vest ratably over three years. All unvested amounts become immediately vested in the event of a change in control or an employee’s death, disability, or retirement. If an employee participant is terminated for cause, the employee forfeits any benefit payment attributable to contributions made by First State.

Distributions from a participant’s vested account are made in installment or lump sum form when a participant retires or becomes disabled and are made in a lump sum upon a participant’s termination of employment or death. A participant may also receive a distribution prior to those events due to an unforeseeable emergency. Our obligation to the participants in the deferred compensation plan is limited to the balance in the deferred compensation plan. The Company’s obligation is to pay cash, except for stock-settled restricted stock units credited to the participants’ account. The deferred compensation plan is an unfunded, unsecured promise to pay compensation in the future. We contribute all funds to a “Rabbi” trust which is subject to the claims of the general creditors of the Company.

We had a previously established deferred compensation plan (the “2003 Deferred Compensation Plan”). The Deferred Compensation Plan was “frozen” effective December 31, 2004 in response to uncertainties created by the adoption of Internal Revenue Code Section 409A in late 2004. After the plan was frozen, no additional contributions were permitted. This plan allowed employees to contribute up to 50% of their base pay and 100% of their bonus compensation. Non-Employee Directors of the Company were allowed to contribute up to 100% of their compensation as a Director, but no such contributions occurred. In addition, an employee with a vested but unexercised stock award could elect to defer all or any portion of the stock award. Other terms of the 2003 Deferred Compensation Plan are the same as or similar to those of the 2005 Deferred Compensation Plan. In 2003, Michael R. Stanford elected to defer an unexercised vested stock option. The stock option was placed in the Plan’s Trust. The Trust exercised the stock option. During 2008, the rate of return on these shares of First State common stock with reinvested dividends was approximately (92.81)%, as reported by Raymond James Financial Services, Inc. There have been no other participant contributions to either plan.

An independent administrator, to whom our Compensation Committee has delegated responsibilities, selects the investment vehicles under both plans. These investments may include variable life insurance products and mutual funds. A participant’s account is credited with gains realized or debited with losses incurred. Plan cash reserves earn interest at the market rate.

2008 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table summarizes the following for the deferred compensation plan participants for 2008: executive contributions; Company contributions; aggregate earnings; and withdrawals and/or distributions for 2008 and the aggregate balance at December 31, 2008.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-end ($)
Michael R. Stanford	—	38,048	(1)	(539,781	) (2)	—	284,934
H. Patrick Dee	—	32,412	(1)	(96,262)		—	221,577

(1)	This amount is included as 2008 compensation in the Summary Compensation Table.

(2)	Includes an approximate $414,000 loss in the 2003 Deferred Compensation Plan due to the decline in value of First State common stock held in the plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below show potential payments to each of the named executive officers of the Company in the event of termination of such executive’s employment. These potential payments are in addition to base salary and any bonus earned by the named executive officer. The amounts shown are estimates and assume that the termination was effective December 31, 2008. The actual amounts to be paid out can only be determined at the time of the executive’s separation from the Company. For terms of agreements relating to these potential payments, see “Compensation Discussion and Analysis – 2008 Executive Compensation Components – Retirement and Other Benefits” above.

Michael R. Stanford		Before Change in Control	Before Change in Control	Before Change in Control	Before Change in Control	After Change in Control	After Change in Control
Benefit	Voluntary Termination on 12/31/08 ($)	Termination for cause on 12/31/08 ($)	Termination other than for cause on 12/31/08 ($)	Death on 12/31/08 ($)	Disability on 12/31/08 ($)	Termination, Resignation, or Disability on 12/31/08 ($)	Death on 12/31/08 ($)
Severance (1)	—	—	1,511,700	—	—	2,267,550	2,267,550
Cash equivalent of deferred compensation plan contributions	—	—	70,200	—	—	105,300	—
Deferred Compensation Plans (2)	284,934	56,994	284,934	284,934	284,934	284,934	284,934
Medical and dental insurance	—	—	30,497	—	—	45,745	—
Restricted Stock Awards (3)	—	—	—	—	—	7,009	7,009
Stock options (3)	—	—	—	—	—	—	—
Bank owned life insurance (4)	—	—	—	400,000	—	—	400,000
Excise tax gross up payments	—	—	—	—	—	307,616	369,855

(1)	Represents severance payment of two times Base Salary and most recent Annual Bonus for termination other than for cause and three times Base Salary and most recent Annual Bonus under the change in control provisions in the named executive officer’s employment agreement. At December 31, 2008, the most recent Annual Bonus was $296,250, earned in 2005. Severance payments are payable within the taxable year of employment termination or such later time as permitted under the short-term deferral exemption to Section 409A of the Internal Revenue Code.

(2)	Represents the assumed lump-sum estimated payments under the Company’s deferred compensation plans, although payments can occur in installments. The amount reflected under the heading “Termination for cause on 12/31/08” excludes any Company contributions as these amounts are forfeited if employment is terminated for cause. The approximate $1.6 million death benefit under the Phoenix Home Life Variable Universal Life policy would be payable to the Company.

(3)	Represents the market value of unvested restricted stock awards and the intrinsic value of stock options that would vest under the change in control provisions in the named executive officer’s employment agreement. The intrinsic value of each stock option is computed by taking the difference between (a) the closing market price of a share of our common stock on December 31, 2008, the last business day of the year, and (b) the exercise price per share for the option, multiplied by the number of shares subject to the option.

(4)	Represents the death benefit of 1.5 times Base Salary, capped at $400,000, payable by the insurance company.

H. Patrick Dee		Before Change in Control	Before Change in Control	Before Change in Control	Before Change in Control	After Change in Control	After Change in Control
Benefit	Voluntary Termination on 12/31/08 ($)	Termination for cause on 12/31/08 ($)	Termination other than for cause on 12/31/08 ($)	Death on 12/31/08 ($)	Disability on 12/31/08 ($)	Termination, Resignation, or Disability on 12/31/08 ($)	Death on 12/31/08 ($)
Severance (1)	—	—	1,081,560	—	—	1,622,340	1,622,340
Cash equivalent of deferred compensation plan contributions	—	—	59,800	—	—	89,700	—
Deferred Compensation Plan (2)	221,577	—	221,577	221,577	221,577	221,577	221,577
Medical and dental insurance	—	—	29,120	—	—	43,680	—
Restricted Stock Awards (3)	—	—	—	—	—	4,640	4,640
Stock options (3)	—	—	—	—	—	—	—
Bank owned life insurance (4)	—	—	—	400,000	—	—	400,000
Excise tax gross up payments	—	—	—	—	—	268,165	334,820

(1)	Represents severance payment of two times Base Salary and most recent Annual Bonus for termination other than for cause and three times Base Salary and most recent Annual Bonus under the change in control provisions in the named executive officer’s employment agreement. At December 31, 2008, the most recent Annual Bonus was $191,180, earned in 2005. Severance payments are payable within the taxable year of employment termination or such later time as permitted under the short-term deferral exemption to Section 409A of the Internal Revenue Code.

(2)	Represents the assumed lump-sum estimated payments under the Company’s deferred compensation plans, although payments can occur in installments. The amount reflected under the heading “Termination for cause” on 12/31/08 excludes any Company contributions as these amounts are forfeited if employment is terminated for cause. The amounts reflected under the headings “After Change in Control” include the acceleration of the unvested benefits under the plans.

(3)	Represents the market value of unvested restricted stock awards and the intrinsic value of stock options that would vest under the change in control provisions in the named executive officer’s employment agreement. The intrinsic value of each stock option is computed by taking the difference between (a) the closing market price of a share of our common stock on December 31, 2008, the last business day of the year, and (b) the exercise price per share for the option, multiplied by the number of shares subject to the option.

(4)	Represents the death benefit of 1.5 times Base Salary, capped at $400,000, payable by the insurance company.

Christopher C. Spencer		Before Change in Control	Before Change in Control	Before Change in Control	Before Change in Control	After Change in Control	After Change in Control
Benefit	Voluntary Termination on 12/31/08 ($)	Termination for cause on 12/31/08 ($)	Termination other than for cause on 12/31/08 ($)	Death on 12/31/08 ($)	Disability on 12/31/08 ($)	Termination, Resignation, or Disability on 12/31/08 ($)	Death on 12/31/08 ($)
Severance (1)	—	—	260,600	—	—	781,800	781,800
Deferred Compensation Plan	—	—	—	—	—	—	—
Medical and dental insurance	—	—	15,248	—	—	45,745	—
Restricted Stock Awards	—	—	—	—	—	—	—
Stock options (2)	—	—	—	—	—	—	—
Bank owned life insurance (3)	—	—	—	344,400	—	—	344,400
Excise tax gross up payments	—	—	—	—	—	109,717	184,381

(1)	Represents severance payment of one times Base Salary and most recent Annual Bonus for termination other than for cause and three times Base Salary and most recent Annual Bonus under the change in control provisions in the named executive officer’s employment agreement. As of December 31, 2008, the most recent Annual Bonus was $31,000, earned in 2005. Severance payments are payable within the taxable year of employment termination or such later time as permitted under the short-term deferral exemption to Section 409A of the Internal Revenue Code.

(2)	Represents the intrinsic value of stock options that would vest under the change in control provisions in the named executive officer’s employment agreement. The intrinsic value of each stock option is computed by taking the difference between (a) the closing market price of a share of our common stock on December 31, 2008, the last business day of the year, and (b) the exercise price per share for the option, multiplied by the number of shares subject to option.

(3)	Represents the death benefit of 1.5 times Base Salary, payable by the insurance company.

Marshall G. Martin		Before Change in Control	Before Change in Control	Before Change in Control	Before Change in Control	After Change in Control	After Change in Control
Benefit	Voluntary Termination on 12/31/08 ($)	Termination for cause on 12/31/08 ($)	Termination other than for cause on 12/31/08 ($)	Death on 12/31/08 ($)	Disability on 12/31/08 ($)	Termination, Resignation, or Disability on 12/31/08 ($)	Death on 12/31/08 ($)
Severance (1)	—	—	—	—	—	553,512	553,512
Deferred Compensation Plan	—	—	—	—	—	—	—
Medical and dental insurance	—	—	—	—	—	45,745	—
Restricted Stock Awards	—	—	—	—	—	—	—
Stock options	—	—	—	—	—	—	—
Bank owned life insurance (2)	—	—	—	269,256	—	—	269,256
Excise tax gross up payments	—	—	—	—	—	—	—

(1)	Represents severance payment of three times Base Salary and most recent Annual Bonus under the change in control provisions in the named executive officer’s employment agreement. At December 31, 2008, the most recent Annual Bonus was $5,000, earned in 2007. There were no discretionary bonuses earned in 2008. Severance payments are payable within the taxable year of employment termination or such later time as permitted under the short-term deferral exemption to Section 409A of the Internal Revenue Code.

(2)	Represents the death benefit of 1.5 times Base Salary, payable by the insurance company.

Based on Mr. Martin’s age, he is eligible for normal retirement, and would therefore be eligible for a distribution under the Company’s Savings Plan. The balance in Mr. Martin’s Savings Plan account at December 31, 2008 was approximately $8,000.

DIRECTOR COMPENSATION

First State uses cash to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers Compensation Committee recommendations that are made from time to time. The Company also considers the significant amount of time that the directors expend in fulfilling their duties to the Company, as well as the skill-level required by the Company of members of the Board. There have been no changes to the fee structure since January 1, 2006.

For the year ended December 31, 2008, we paid the Chairman of the Board of Directors an annual fee of $15,000 and a per-meeting fee of $2,250 for board meetings and $1,000 for committee meetings. We paid Committee Chairs of the Audit Committee, the Compensation Committee, the Nominating Committee, and the Presiding Director of the Independent Directors an annual fee of $12,000, and we paid all other non-employee directors an annual fee of $10,000. Non-employee directors, other than the Chairman, were paid per meeting fees of $2,000 for board meetings and $1,000 for committee meetings, unless the meeting was less than one hour where committee members received $750. Employee directors do not receive compensation for their services as directors.

In January 2009, it was discovered that the Compensation Committee, in 2005, had approved an additional $250 per committee meeting for the committee chairmen for meetings longer than one hour, but that these additional fees had never been paid. As such, on January 30, 2009, the Compensation Committee approved the retroactive payment of the additional fees. Mr. DeLayo, Mr. Wells, Dr. Lopez and Mr. Wisenteiner, who resigned effective June 6, 2008, received $750, $6,500, $2,000, and $4,000, respectively. The Compensation Committee, approved that on a prospective basis, the additional $250 per committee meeting greater than one hour will only apply to the Chairman of the Audit Committee, due to the additional time required to prepare for Audit Committee meetings.

Under the 2003 Deferred Compensation Plan, non-employee directors of the Company were allowed to contribute up to 100% of their compensation as a director. None of the non-employee directors participated in the plan. The non-employee directors are not eligible to participate in the 2005 Deferred Compensation Plan.

2008 DIRECTOR COMPENSATION TABLE

The following table summarizes the cash and other compensation earned or paid in cash by each of the Company’s non-employee directors during 2008.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)		Total ($)
Kathleen L. Avila	37,500	2,443	(1)	39,943
Linda S. Childears	27,000	1,794	(1)	28,794
Leonard J. DeLayo, Jr.	33,750	160,257	(2)	194,007
Lowell A. Hare	38,750	2,527	(1)	41,277
Daniel H. Lopez, Ph.D.	39,750	2,595	(1)	42,345
Nedra J. Matteucci	29,500	1,966	(1)	31,466
A. J. Wells	35,250	2,407	(1)	37,657
Herman N. Wisenteiner (3)	12,250	842	(1)	13,092
Michael J. Blake	28,000	1,863	(1)	29,863
Garrey Carruthers	14,250	920	(1)	15,170

(1)	Amounts represent New Mexico gross receipts tax paid by the Company on behalf of the respective director.

(2)	Amount represents $2,257 of New Mexico gross receipts tax paid by the Company on behalf of Mr. DeLayo, and $158,000 of fees for legal services provided by Mr. DeLayo and his firm, Leonard J. DeLayo, Jr., P.C. Mr. DeLayo is the sole shareholder and President of his firm.

(3)	Herman N. Wisenteiner resigned from the Board of Directors effective June 6, 2008.

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors submits the following report on the performance of certain of its responsibilities for the year 2008. The Board of Directors has determined that each member of the Committee meets the independence requirements under the Nasdaq rules, the listing standards applicable to First State. The purpose and responsibilities of the Committee are elaborated in a written Committee Charter, which is reviewed and evaluated annually by the Committee. The current Charter adopted by the Board on April 15, 2003, and amended January 26, 2007, appears on First State’s website at www.fcbnm.com “Investor Relations.”

Management of First State has primary responsibility for the financial statements and the overall reporting process, including First State’s system of internal controls for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on First State’s internal control over financial reporting. The independent registered public accounting firm (KPMG LLP) is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on First State’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on First State’s internal control over financial reporting. It is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence.

The Audit Committee met with management periodically to discuss First State’s consolidated financial statements as of and for the year ended December 31, 2008, the quarterly unaudited financial statements of First State during 2008 and the adequacy of First State’s internal control over financial reporting. The Audit Committee discussed these matters with First State’s independent registered public accounting firm and with the appropriate financial personnel and internal auditors. The Audit Committee met privately with both the independent registered public accounting firm and the internal auditors, each of whom had unrestricted access to the Audit Committee. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from KPMG LLP regarding KPMG LLP’s independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in First State’s Annual Report on Form 10-K as of and for the year ended December 31, 2008.

First State Bancorporation Audit Committee

A. J. (Jim) Wells, Chairman	Daniel H. López, Ph.D.

Lowell A. Hare	Kathleen L. Avila

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our officers, directors, and persons who own more than 10% of a registered class of our equity securities and certain other affiliated persons to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to First State, or written representations from the reporting persons that no Form 5 was required, we believe that during 2008 all Section 16(a) filing requirements applicable to our officers, directors, and greater than ten percent beneficial owners were complied with, with the exception of six late Form 4 filings, two each for Michael R. Stanford, H. Patrick Dee, and Christopher C. Spencer.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) at First State’s Annual Meeting in the year 2008 must be received at the principal executive offices of the Company, 7900 Jefferson NE, Albuquerque, New Mexico 87109 on or before January 6, 2010, in order to be considered for inclusion in the year 2010 proxy statement and proxy.

Our Restated Articles of Incorporation require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act (including nominations of persons for election to the Company’s Board of Directors) must be submitted, in accordance with the requirements of the Restated Articles of Incorporation, not less than 35 days nor more than 50 days before the date of the Annual Meeting, except that if less than 45 days notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, proposals must be received not later than the close of business on the tenth day following the day on which notice of the Annual Meeting is mailed or public disclosure of the date of such meeting is made. To be in proper written form, a shareholder’s notice must set forth: (i) and the reasons for considering the matter; (ii) the name and address of the shareholder as they appear on the Company’s books, (iii) a representation that the shareholder is a holder of record of the common stock entitled to vote at the meeting and intends to appear at the meeting to present the matter specified in the notice, (iv) a description of any material interest of the shareholder in the proposed matter; and(v) any other information the matter to be brought before the meeting or all information required to be disclosed in solicitation of proxies for election of directors, or as otherwise required by applicable law. The shareholder must comply with applicable requirements of the Exchange Act. A notice of nomination of persons for election to the Board of Directors must specify information about each nominee and the shareholder making the nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected and additional information as described above under “Corporate Governance.”

OTHER BUSINESS

All items of business to be brought before the meeting are set forth in this proxy statement. Management knows of no other business to be presented. If other matters of business not presently known to management are properly raised at the meeting, the proxies will vote on the matters in accordance with their best judgment.

By order of the Board of Directors
FIRST STATE BANCORPORATION

Michael R. Stanford
President and Chief Executive Officer

Shareholders are requested to sign, date, and promptly return the enclosed proxy card in the enclosed envelope.

Shareholders may receive a copy of the 2008 Annual Report on Form 10-K by contacting the Company’s Investor Relations Department at (505) 241-7111.

Proxy Card

First State Bancorporation

7900 Jefferson NE

Albuquerque, New Mexico 87109

Revocable Proxy

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on June 3, 2009

Shareholders

The undersigned hereby appoints H. Patrick Dee and Michael R. Stanford as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of First State Bancorporation held of record by the undersigned on April 17, 2009, at the annual meeting of shareholders to be held on June 3, 2009, or any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted as the Board of Directors recommends.

Participants in First State Bancorporation Employee Savings Plan

By signing on the reverse, you direct First State Bancorporation, the Trustee of the plan, to vote (directly or by appointment of a proxy) as indicated on the front of this card, the number of shares of First State Bancorporation Common Stock credited to the participant’s account at the Annual Meeting of shareholders to be held on June 3, 2009, and at any adjournment thereof. If no direction is given on a matter set on the reverse, the Trustee will vote shares in the participant’s account in the same proportion as shares voted at the Annual Meeting (other than shares voted by the Trustee) upon the matter. The Trustee will vote in the Trustee’s discretion upon any other matters that may properly come before the meeting. If a participant does not return a properly executed proxy card, the shares in the participant’s account will not be voted at the Annual Meeting.

PLEASE DATE AND SIGN AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

The Board of Directors Recommends a vote “FOR all nominees” in Item 1 and “FOR” Item 2.

Item 1 - ELECTION OF DIRECTORS

Michael R. Stanford	Nedra J. Matteucci	Lowell A. Hare	A.J. Wells

☐ FOR all nominees	☐ FOR all nominees except
To withhold authority to vote for any individual nominee,
mark “FOR all nominees except” and write the nominee’s
name on the line below.

☐ WITHHOLD AUTHORITY for all nominees

Item 2 - PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

☐ For	☐ Against	☐ Abstain

Please mark, sign, date, and return the proxy card promptly, in the enclosed envelope.

Date

Signature

Signature if held jointly

Title

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.